Exhibit (a)(3)

EMCORE CORPORATION

OFFER TO AMEND ELIGIBLE OPTIONS

FORM OF LETTER OF TRANSMITTAL

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M.,

MOUNTAIN TIME, ON DECEMBER 17, 2008, UNLESS THE OFFER IS EXTENDED.

Name:

Important: Read the remainder of this Letter of Transmittal before completing, signing and delivering this Letter of Transmittal.

The chart below provides information regarding the date of grant for each Eligible Option, the exercise price per share currently in effect for each Eligible Option, the fair market value per share of EMCORE common stock on that date, each Eligible Option Granted and the number of shares of EMCORE’s common stock underlying each Eligible Option.

Indicate your decision to tender your Eligible Option(s) identified below for amendment by checking the “Amend This Eligible Option” box.  If you do not want to tender one or more of your Eligible Options for amendment, check the “Do Not Amend This Eligible Option” box for each Eligible Option you choose not to tender.  If you do not clearly mark the “Amend This Eligible Option” box with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Do Not Amend This Eligible Option.”  In that event, such Eligible Option will not be amended, and you will not become entitled to the special Cash Payment payable with respect to that Eligible Option.  In addition, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (or similar state tax laws).

Date of Grant	Current Exercise Price Per Share	Fair Market Value Per Share on Date of Grant	Eligible Options Granted	Number of Shares Underlying Eligible Options	Amend This Eligible Option	Do Not Amend This Eligible Option

	$	$			□	□
	$	$			□	□
	$	$			□	□
	$	$			□	□

Agreement to Terms of the Offer

To:           EMCORE CORPORATION

By checking the “Amend This Eligible Option” box in the table on the first page of this Letter of Transmittal, I understand and agree to all of the following:

1. I hereby tender my Eligible Option(s) identified on the first page of this Letter of Transmittal to EMCORE Corporation, a New Jersey corporation (“EMCORE”), for amendment in accordance with the terms set forth set forth in (a) the Offer to Amend Eligible Options dated November 19, 2008 (the “Offer to Amend”), of which I hereby acknowledge receipt, and (b) this Letter of Transmittal.  Each tendered Eligible Option will be amended on December 18, 2008, or, if the Offer is extended, the first business day following the extended Expiration Date (as defined below) of the Offer.  The date on which the tendered Eligible Options are amended will constitute the “Amendment Date.”  All capitalized terms used but not defined in this Letter of Transmittal have the meaning assigned to them in the Offer to Amend.

2. The Offer is currently set to expire at 11:59 p.m., Mountain time, on December17, 2008 (the “Expiration Date”), unless EMCORE, in its discretion, extends the period of time during which the Offer will remain open.  In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

3. The exercise price of each of my tendered Eligible Option(s) will be amended on the Amendment Date to an exercise price per share equal to the Fair Market Value (as defined below) per share of EMCORE common stock on the date of grant of the Eligible Option.  The new exercise price per share will be designated the “Adjusted Exercise Price.”  The option as so amended with the Adjusted Exercise Price will be designated an “Amended Option.”  Except for the Adjusted Exercise Price, the terms and provisions of each Amended Option will be the same as currently in effect for that Eligible Option.  The “Fair Market Value” per share of our common stock on any date means the closing price per share of our common stock on that date on The NASDAQ Global Market.

4. I will become entitled to receive from EMCORE a special cash payment (the “Cash Payment”) with respect to my Eligible Options that are amended to increase their exercise prices pursuant to the Offer.  The amount of the Cash Payment payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (2) the number of shares of our common stock purchasable under that Eligible Option at the Adjusted Exercise Price.  The Cash Payment will be paid on the first regular payroll date after January 1, 2009. Under applicable Internal Revenue Service regulations, the Cash Payment may not be made in the same year as the Amendment Date.  The Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by EMCORE

5. If I cease to be employed by EMCORE after I tender my Eligible Option(s) but before EMCORE amends such option(s), my Eligible Options will not be amended, and I will not be entitled to receive the Cash Payment.

6. I may withdraw my tendered Eligible Options at any time before the Expiration Date of the Offer.  If EMCORE extends the Offer beyond that time, I may withdraw my tendered Eligible Options at any time until the extended Expiration Date of the Offer.  In addition, unless EMCORE accepts and amends my Eligible Options before 12:00 midnight, Mountain Time, on January 16, 2009 (the 40th business day after the commencement date of the Offer), I may withdraw my tendered Eligible Options at any time prior to EMCORE’s acceptance of such Eligible Options for amendment.

7. The tender of my Eligible Option(s) pursuant to the procedure described in Section 4 of the Offer to Amend and the instructions to this Letter of Transmittal will constitute my acceptance of all of the terms and conditions of the Offer.  Acceptance by EMCORE of my tendered Eligible Option(s) for amendment pursuant to the Offer will constitute a binding agreement between EMCORE and me upon the terms and subject to the conditions of the Offer.

8. I am the registered holder of the Eligible Option(s) tendered hereby, and my name and other information appearing on the first page of this Letter of Transmittal are true and correct.

9. I am not required to accept the Offer.  If I choose not to accept the Offer to amend my Eligible Options and take no other action to bring those options into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then I may be subject to the adverse tax consequences under Section 409A (and similar state tax laws) in the manner discussed in the Offer to Amend.  I will be solely responsible for any taxes, penalties or interest I may incur under Section 409A (and similar state tax laws).  In addition, if my Eligible Options are not amended pursuant to the Offer, I will not become eligible to receive the Cash Payment.

10. EMCORE cannot give me tax, financial or legal advice with respect to the Offer and has advised me to consult with my personal tax, financial or legal advisors to determine the tax or other consequences of accepting or declining the Offer.

11. Under certain circumstances set forth in the Offer to Amend, EMCORE may terminate or amend the Offer and postpone its acceptance and amendment of the tendered Eligible Options.  Should the Eligible Option(s) tendered herewith not be accepted for amendment, such option(s) will be returned to me promptly following the expiration or termination of the Offer.

12. I hereby acknowledge that I have read the following documents related to the Offer:

•	Offer to Amend Eligible Options;

•	Instructions to this Letter of Transmittal; and

•	Stock Option Amendment and Cash Payment Agreement.

13. I understand that I must fully complete and sign this Letter of Transmittal and timely deliver it to EMCORE in accordance with the Offer to Amend and the Instructions to this Letter of Transmittal prior to the Expiration Date.

14. I further understand that I will receive a confirmation of the receipt of my Letter of Transmittal or Withdrawal Form within two business days after you receive my Letter of Transmittal or Withdrawal Form.  If I have not received a confirmation within this time period, I understand that is my responsibility to contact t Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com to confirm that EMCORE has received my submissions.

I understand that neither EMCORE nor the EMCORE board of directors is making any recommendation as to whether I should tender my Eligible Option(s) for amendment, and that I must make my own decision whether to tender my Eligible Option(s), after taking into account my own personal circumstances and preferences.  I understand that the Amended Option(s) resulting from the amendment of my tendered Eligible Option(s) may decline in value and may be “out-of-the-money” when I decide to exercise such option(s).  I further understand that past and current market prices of EMCORE common stock may provide little or no basis for predicting what the market price of EMCORE common stock will be when EMCORE amends my tendered option(s) or at any other time in the future.

SIGNATURE

Employee Name:  _______________________________

E-mail Address:  ________________________________

Signature  ______________________________________                                                                                                           Date  ____________________

Please read the instructions on the following pages of this Letter of Transmittal and then check the appropriate boxes on the first page, sign and date the signature block above, and return this entire Letter of Transmittal and any other required documents before 11:59 p.m., Mountain Time, on December 17, 2008 by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE .com

Delivery of this Letter of Transmittal and other required documents by any other means is not permitted.

DELIVERY OF THIS LETTER OF TRANSMITTAL IN ANY WAY OTHER THAN AS DESCRIBED ABOVE AND IN THE INSTRUCTIONS BELOW WILL NOT CONSTITUTE A VALID DELIVERY OF THIS LETTER OF TRANSMITTAL.

EMCORE CORPORATION

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal.  To tender one or more of your Eligible Options for amendment pursuant to the Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents to EMCORE by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE .com

EMCORE must receive your properly completed and signed Letter of Transmittal and other required documents before 11:59 p.m., Mountain Time, on December 17, 2008.

You may withdraw your tendered Eligible Options at any time before the Expiration Date of the Offer.  If EMCORE extends the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date of the Offer.  In addition, unless EMCORE accepts and amends your Eligible Options before 12:00 midnight, Mountain Time, on January 16, 2009 (the 40th business day after the commencement date of the Offer), you may withdraw your tendered Eligible Options at any time prior to our acceptance of such Eligible Options for amendment.  To validly withdraw your tendered Eligible Options, you must deliver to EMCORE by facsimile, hand delivery, regular mail, overnight courier or e-mail a properly completed and signed Withdrawal Form with the required information while you still have the right to withdraw your tendered Eligible Options as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com

To obtain a copy of a Withdrawal Form, please contact Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.  EMCORE must receive your properly completed and signed Withdrawal Form and other required documents before 11:59 p.m., Mountain Time, on December 17, 2008.  If EMCORE extends the Offer beyond that time, EMCORE must receive your properly completed and signed Withdrawal Form and other required documents before the extended Expiration Date of the Offer.

Delivery of this Letter of Transmittal, Withdrawal Form and other required documents by any other means is not permitted.

The method of delivery of all documents, including this Letter of Transmittal, Withdrawal Form and any other required documents, is at the election and risk of the tendering Eligible Optionee.  EMCORE recommends that you keep a copy of your Letter of Transmittal and Withdrawal Form.  In all cases, you should allow sufficient time to ensure timely delivery.

EMCORE intends to send an “Acknowledgement of Receipt” within two business days after EMCORE receives your Letter of Transmittal or Withdrawal Form.  If you have not received an Acknowledgement of Receipt within this time period, you should confirm that EMCORE has received your submissions by contacting Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.  If EMCORE does not have a record of receipt of your submissions, EMCORE may request that you show it evidence of those submissions.  EMCORE recommends that you keep a copy of your submissions and proof of delivery, facsimile confirmation or other transmittal confirmation in case EMCORE asks you for evidence of timely submission.

EMCORE will not accept any alternative, conditional or contingent tenders.  All persons tendering Eligible Options will, by completing and signing this Letter of Transmittal, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.

2. Tenders.  To tender your Eligible Options pursuant to the Offer, you must complete the first page of this Letter of Transmittal and follow the procedures described in Instruction 1.  If you decide to tender a particular Eligible Option, you must tender that entire Eligible Option to increase the exercise price to the Adjusted Exercise Price for all shares subject to that Eligible Option.  If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the remaining options.

3. Signatures on this Letter of Transmittal. Except in accordance with the next sentence, this Letter of Transmittal must be executed by the Eligible Option holder.  If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to EMCORE of the authority of that person to act in that capacity must be indicated on this Letter of Transmittal.

Requests for Assistance or Additional Copies.  Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend, this Letter of Transmittal, the Withdrawal Form or the Stock Option Amendment and Cash Payment Agreement, may be directed to Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.  Copies will be furnished promptly at EMCORE’s expense.

4. Irregularities.  EMCORE will determine, in its sole discretion, all questions as to the form of documents and the validity, form and eligibility (including time of receipt) of tenders of Eligible Options pursuant to the Offer.  EMCORE will also decide, in its sole discretion, all questions as to (a) the Adjusted Exercise Price to be in effect under each Amended Option, (b) the number of shares of our common stock purchasable under the Amended Option at the Adjusted Exercise Price and (c) the amount of the Cash Payment payable with respect to each Amended Option.  EMCORE reserves the right to reject any or all tenders of Eligible Options that it determines do not comply with the terms and conditions of the Offer, are not in proper form or are unlawful to accept.  Otherwise, EMCORE intends to accept and amend all Eligible Options that are properly tendered and not validly withdrawn.  EMCORE also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Eligible Options with respect to any particular Eligible Option or any particular Eligible Optionee.  No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by EMCORE.

Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as EMCORE shall determine.  Neither EMCORE nor any other person is or will be obligated to give notice of any defects or irregularities in this Letter of Transmittal, nor will anyone incur any liability for failure to give any such notice.  If the table on the first page of this Letter of Transmittal includes only a portion of an outstanding Eligible Option, then EMCORE will not accept the tendered Eligible Option or portion for amendment, but EMCORE does intend to accept for amendment any properly tendered and not validly withdrawn Eligible Option set forth in that table.

5. Important Tax Information.  You should refer to Sections 2 and 15 of the Offer to Amend and the information under the heading “Certain Risks Related to Participating in This Offer” in the Offer to Amend, which contain important U.S. federal tax information concerning the Offer.  You are strongly encouraged to consult with your personal tax, financial and legal advisors to determine the tax and other consequences of your participation in the Offer.

6. Copies.  You should print and retain a copy of your Letter of Transmittal, after you have completed and signed it, for your records.

IMPORTANT: THIS LETTER OF TRANSMITTAL MUST BE RECEIVED BY EMCORE BY 11:59 P.M., MOUNTAIN TIME, ON THE EXPIRATION DATE.